Exhibit 10.2

Effective Date:

August 8, 2012

Delivered by Hand

Mr. William A. Moir

Tim Hortons Inc.

874 Sinclair Road

Oakville, Ontario

L6K 2Y1

Dear Mr. Moir:

This letter (the “Letter Agreement”) will confirm my discussions with you regarding your continued employment with Tim Hortons Inc. for a period extending through August of 2014. Subject to the approval of the Board of Directors, in its sole discretion, and the other conditions described in the last paragraph of this letter, Tim Hortons Inc., or the Company, is prepared to extend an employment and retention arrangement in recognition of the extraordinary contributions that you have made to Tim Hortons Inc. over your 20 years of service. The key terms of this arrangement are as follows:

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The “Employment Period” as defined below shall commence on the Effective Date hereof (the “Commencement Date”); and, the “Retention Termination Date” as defined below shall be no later than August 31, 2014. The Employment Period shall start for all purposes on the Commencement Date. The payments described herein for the Employment Period shall be based on the compensation and increases, if any, established for you as the Chief Brand and Marketing Officer (“CMO”) by the Company’s Human Resource and Compensation Committee (“HRCC”) for so long as you occupy that role and shall be fixed at said level of compensation for the remainder of the Employment Period, including if you move to the new role, described below. In no event shall you be entitled to receive payments hereunder during the Employment Period based on target compensation in excess of the target compensation established by the HRCC and paid to you as CMO.

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If the CEO of the Company, as of the date hereof, Mr. Paul D. House, or the successor to Mr. House as CEO, desires to seek appointment of your successor to the CMO role, you agree to assist the CEO with the search for your successor, if requested by the CEO. After your successor has been appointed, your role will change to: President, Tim Horton Children’s Foundation (“THCF”); Executive Sponsor for Sustainability and Responsibility, including responsibility for ongoing development of the coffee partnership program; and, Advisor on Strategic Planning (reporting to the CEO or to the Board, as shall be determined by the Board). You will also lead the development of our 50th anniversary book and other activities related to our 50th anniversary celebration in addition to the other accountabilities associated with your new role, just described. If applicable, the Company will determine when public disclosure of the role change should be made. You may provide input regarding the announcement, which will be accepted by the Company, if reasonable.

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As used herein, “Employment Period” means the period extending from the Effective Date hereof through August 31, 2014. Also as used herein, “Retention Termination Date” means the last day of the “Employment Period.”

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During the Employment Period, you will remain on payroll at your current base salary and increases, if any, as established by the HRCC for you as CMO, regardless of whether you move to the new role described above during the Employment Period.

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You will continue to be eligible for your Executive Annual Performance Plan bonus (“EAPP”) according to plan rules for the Employment Period. Your target compensation as of the Commencement Date and increases, if any, approved by the HRCC will remain for the duration of the Employment Period. Plan rules will fully apply until the “Retention Termination Date.”[1]

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During the Employment Period and until the “Retention Termination Date” (but not after),[1] you will continue to receive vacation, defined contribution pension plan and executive retirement savings plan contributions equivalent in value to the level of such respective benefits you receive as of the Commencement Date.

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Subject to the satisfaction of performance objectives established by the HRCC, you will continue to receive your performance-based restricted stock units (“P+RSU”) grants at the target level established for you by the HRCC as of the Commencement Date until the “Retention Termination Date” (but not after).[1] These P+RSUs will be granted and will vest in the normal course and according to the plan rules.

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You will continue to receive your tandem Option/stock appreciation right grants at the target level established for you by the HRCC as of the Commencement Date until your “Retention Termination Date” (but not after).[1] These options will be granted and will vest in the normal course and according to the plan rules.

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•

You will remain on the Company car program until the “Retention Termination Date” at which time, if your employment with the Company does not continue (see below), the Company will transfer ownership of the vehicle over to you for $1.00. At that time, you will no longer remain on our insurance/gas or maintenance program.

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All of the benefits you currently enjoy shall continue until the Retention Termination Date, except for any modifications to any such benefits that are made by the HRCC that apply to all named executive officers of the Company. If your employment with the Company does not continue after the Retention Termination Date, as described below, your basic health, dental and life insurance benefits including an annual Medcan check-up, will remain in effect until one year past the “Retention Termination Date.” If you wish to convert to a private life insurance plan at the end of this period, you may contact Manulife directly.

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During the Employment Period, you will also receive reimbursement for proper business and travel expenses incurred in accordance with, and with supporting documentation required under, the Tim Hortons officer expense policies.

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You will be entitled to reimbursement for reasonable legal fees incurred by you in connection with a review of this letter and the underlying subject matter hereof, after submission to us of the invoice(s) describing said services and fees. And,

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In advance of or shortly after the “Retention Termination Date,” Sun Life of Canada will contact you by mail to arrange for the transfer of your pension fund, if your employment with the Company does not continue after the Retention Termination Date.

In consideration for the payments described above, you will be required to agree to certain employment covenants relating to non-competition, non-solicitation, confidentiality, non-disparagement, and others in the form of agreement previously delivered to you and executed by you concurrently herewith (“Employment Covenants Agreement”).

At the end of the Employment Period, your employment with the Company will cease, unless the Company determines in its sole and absolute discretion to offer you continued employment, which terms will be subject to negotiation and which you may accept or decline at your option. If your employment with the Company does not continue, and if you are interested in remaining with the THCF beyond the “Retention Termination Date,” you and the THCF will renegotiate all the terms of your future employment with the THCF, subject to your and the THCF’s sole and absolute discretion.

You expressly acknowledge, understand, and agree that the Employment Period represents a fixed-term employment contract under all applicable employment standards laws and regulations, including but not limited to the Ontario Employment Standards Act, as may be

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amended from time-to-time. In the event that your employment does not continue after the Retention Termination Date, the Company and you agree that you will be considered to have retired from the Company under all compensation, benefit and pension plans, programs and policies (including but not limited to the 2006 Stock Incentive Plan and the 2012 Stock Incentive Plan) and, in connection therewith, you will be in receipt of an actuarially unreduced pension benefit. As a result of the foregoing and the other consideration set forth in this Letter Agreement, you agree that you will not be entitled to severance payments of any nature or type (or notice in lieu of termination pay or severance), as a result of the expiry of your employment contract (or otherwise as a result of the termination of your employment) as of the Retention Termination Date.

Notwithstanding anything that may be construed hereunder to the contrary, in the event that the Company terminates your employment before the end of the Employment Period (except (i) for CAUSE; (ii) as a result of your DISABILITY in accordance with the requirements of the Ontario Human Rights Code; or (iii) as a result of your death); then, the payments, including grants and vesting of equity awards, and benefits due and payable for the remainder of the Employment Period under this Letter Agreement up to the Retention Termination Date (that would be payable or to which you would be entitled had you continued your employment hereunder until the Retention Termination Date), shall be provided to you and shall constitute full and final payment of all amounts owed as a result of the termination. In the event that your employment terminates during the Employment Period in accordance with the foregoing, and any payment or benefit (including but not limited to equity awards), to which you are entitled under this Letter Agreement during the Employment Period is not able to be continued or provided directly as contemplated hereunder for the remainder of the Employment Period contemplated hereunder because it is linked to or requires your continued employment with the Company, then the Company shall, at its option, either obtain a substantially equivalent replacement benefit on your behalf or pay you the reasonable cash-value equivalent (cost of replacement) of said benefit.

Notwithstanding anything that may be construed hereunder to the contrary, if at any time, for any reason (other than as a result of your death), you wish to terminate your employment prior to the Retention Termination Date, the Company will pay out the value of the remainder of this package in cash as of your identified resignation/retirement date. Any long-term incentive grants which have not yet been granted as of your identified resignation/retirement date will not be made, however. That is, after your resignation/retirement date, you will not be eligible for any equity awards, nor any prorated value associated with any such award for the year of resignation/retirement. All unvested long-term equity incentive awards as of such resignation/retirement date would vest in the normal course according to plan rules. All other compensation (EAPP/Executive Savings Plan), will be paid out according to rules of retirement from the Company under such plans.

For purposes of the Letter Agreement, “DISABILITY” and “CAUSE” shall have the meanings ascribed to such terms in the Change in Control Agreement.

As the current CMO of the Company, you are participating in the retention program, effective of even date with the effective date of this Letter Agreement, in connection with your active service as the Company’s CMO. Notwithstanding anything that may be construed to the contrary in either that retention program or in this Letter Agreement, you will be entitled to the retention payment under that program only if you serve in the CMO role as of the date that the

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payment is earned and becomes payable (because you have remained with the Company as CMO through the required date or dates outlined under the retention program) in accordance with the terms of that program. For greater clarity but not in limitation of the foregoing, if: (i) such payment is earned and payable after the end of the two-year Employment Period contemplated by this Letter Agreement; (ii) you are no longer employed by the Company at the time the payment is earned for any reason whatsoever, including, but not limited to, the effectuation of the terms of the immediately preceding two paragraphs; or, (iii) you continue to be employed by the Company and this Letter Agreement remains in effect as of the date the retention payment is earned and payable, but you have transitioned to your new role as contemplated by this Letter Agreement and are, therefore, no longer serving as the Company’s CMO at the time the payment is earned; then, in any such case, you shall not be entitled to the retention payment granted under the retention program for your continued service as CMO, despite any provisions to the contrary under the retention program.

Notwithstanding anything set forth herein that may be construed to the contrary, Mr. House shall be entitled to exercise all of the rights and provisions, and have all of the power and authority hereunder extending or relating to, the “CEO,” “new CEO” or “successor CEO” commencing on and extending for an unlimited time after the effective date of this fixed-term employment contract (August 8, 2012).

You are a party to a change in control (employment) agreement with the Company and The TDL Group Corp., as amended February 24, 2010 (“Change in Control Agreement”). Notwithstanding anything that may be construed hereunder or in the Change in Control Agreement to the contrary, in the event that a “Change in Control,” as defined under the Change in Control Agreement, occurs:

(i)	while you continue to serve as CMO, then this Letter Agreement shall automatically terminate upon the Change in Control and be of no further force and effect, and all of the rights and obligations of you and Company respecting your employment (including the termination thereof) set forth herein shall lapse, and will instead be governed by the Change in Control Agreement; or

(ii)	on or after your transition to your new role as contemplated under this Letter Agreement, but prior to the Retention Termination Date, then the Change in Control Agreement shall terminate and be of no further force and effect as of such date, and the terms of this Letter Agreement shall continue in full force and effect until the expiry thereof in accordance with its terms, unchanged and unamended as if the Change in Control had never occurred.

For greater clarity and not in limitation of the foregoing, in the event (ii) above occurs, your employment under this Letter Agreement shall continue for only the remainder of the Employment Period that remains after the date of the Change in Control. Notwithstanding anything set forth herein, in the Change in Control Agreement, or in the Employment Covenants Agreement to the contrary, you understand, acknowledge and agree that your obligations set forth in the Employment Covenants Agreement shall continue to apply and be binding on you and shall survive the termination of either or both of the Letter Agreement and/or the Change in Control Agreement.

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Unless otherwise stated, all dollar amounts in this Letter Agreement shall be in Canadian funds. Any payment required or permitted to be made or given to you pursuant to this Letter Agreement shall be subject to the withholding and other requirements of applicable laws, and to the deduction requirements of any compensation, benefit or incentive plan or program maintained by the Company in which you are a participant, and to all reporting, filing and other requirements in respect of such payments, all of the foregoing for which you are responsible. The Company shall comply with all reporting, filing and other requirements to which it is subject as a result of these payments.

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FINAL RELEASE AND INDEMNITY

IN CONSIDERATION of the payments, benefits, rights and other matters as contemplated under this Letter Agreement, I, William A. Moir, on behalf of myself, my heirs, successors, administrators and assigns (hereinafter collectively referred to as the “Releasor”) hereby release, remise and forever discharge the Company, the Tim Horton Children’s Foundation (“Foundation”), and the Company’s and the Foundation’s successors, predecessors, former and present subsidiaries, affiliates, and related companies, and together with all their respective former and present officers, directors, partners, employees, servants, trustees, insurers and agents, and their successors and assigns (hereinafter collectively with the Company and the Foundation, referred to as the “Releasee”) from any and all actions, causes of actions, contracts and covenants, whether expressed or implied, claims, suits, and/or demands for damages, indemnity, and costs, interest, loss, or injury, including but not limited to severance, pay in lieu of notice, damages, loss of benefits and benefit coverage, all of the foregoing of every nature and kind whatsoever and howsoever arising whether in law, equity, or arising out of any applicable statute or regulation of Canada, any province or otherwise (collectively, the “Claims”), which the undersigned may heretofore have had, may now have or may hereafter have, in any way related to the hiring, the employment, and/or the cessation, termination or separation of his employment with any Releasee, provided that this release shall not apply to: (i) any Claim made by the undersigned against the Releasee for indemnification of a third-party claim in accordance with the undersigned’s indemnity agreement with the Company; or (ii) any Claim made by the undersigned against the Releasee for a breach by the Company of its obligations under the Letter Agreement.

For the purpose of this Final Release and Indemnity, for greater clarity and not by way of limitation of the foregoing, “Releasee” includes the Company and the Foundation and all of the Company’s and the Foundation’s respective subsidiaries, affiliates, successors, and assigns, including but not limited to The TDL Group Corp., and their affiliates, successors, and assigns.

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AND FOR THE SAID CONSIDERATION it is further agreed that I shall not make any Claim (including any cross-claims, counter-claims, third party claims, actions, or applications) or take or continue any proceedings against: (i) any Releasee; or, (ii) any person or corporation who might claim contribution or indemnity against the Releasee under the provisions of any statute or otherwise; both of the foregoing arising out of or in relation to the matters hereinbefore remised, released or discharged. In the event that I commence such a Claim, I agree to fully indemnify the Releasee for all legal costs and disbursements incurred by the Releasee in defending such a Claim.

AND FOR THE SAID CONSIDERATION it is further agreed that I shall not join, assist, aid or act in concert in any manner whatsoever with any person, firm or corporation in the making of any Claim or demand or in the bringing of any proceeding or action in any manner whatsoever against the Releasee arising out of or in relation to the matters hereinbefore remised, released or discharged. In the event that I so join, assist, aid or act in concert in the making of such Claim or demand, I agree to fully indemnify the Releasee for all legal costs and disbursements incurred by the Releasee in defending such a Claim.

IT IS UNDERSTOOD AND AGREED that the aforementioned consideration is deemed to be no admission of liability on the part of the Releasee and, in fact, any such liability is expressly denied.

IT IS FURTHER COVENANTED AND AGREED that at no time from the date of the execution of this Final Release and Indemnity, will I directly or indirectly, either verbally or in writing, make any comments of a negative or disparaging nature about the Releasee, its officers, directors, employees, and agents or associated companies.

I CONFIRM that I have been afforded an opportunity to review and obtain independent legal advice with respect to the details of this Final Release and Indemnity. I also confirm that I am executing this Final Release and Indemnity voluntarily and without duress. I understand that this is a release of any Claims which I had, have or may have relating to all matters hereinbefore remised, released or discharged.

SIGNED, SEALED AND DELIVERED	)
in the presence of	)
)
)
WITNESS SIGNATURE	)	/s/ WILLIAM A. MOIR
	)	William A. Moir
/s/ JILL E. AEBKER
Jill E. Aebker

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The matters outlined in this letter are subject to the approval of the Board, in its sole discretion. After Board approval has been obtained, appropriate announcements and disclosures outlining the subject matter of this Letter Agreement will be developed, distributed and/or filed.

Yours truly,

Tim Hortons Inc.

/s/ PAUL D. HOUSE
Paul D. House
CEO and President

I hereby acknowledge and agree to be bound by the terms of this Letter Agreement:

/s/ WILLIAM A. MOIR
William A. Moir

[1]

These plans and programs remain subject to change by the HRCC and may be replaced by alternate plans or programs during the Employment Period to which you would become subject; however, target values of short- and long-term compensation to be delivered to you will remain the same during the Employment Period as were in effect immediately prior thereto, notwithstanding any change in the underlying plans and/or programs.